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                                                                  Exhibit 99(e)
                            R. P. SCHERER CORPORATION
                             1997 STOCK OPTION PLAN


 1.     PURPOSE OF THE PLAN

               The purpose of the Plan is to attract, retain and motivate selected employees and directors who are in a position to have an impact on the results of the operations of the business of the Company or one or more of its Subsidiaries. The Company expects that it will benefit from the additional incentive which such employees will have to increase the value of the Company's Shares as a result of the Plan.

2.      DEFINITIONS

               The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

                (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

                (b)     Award: An Option or LSAR granted pursuant to the Plan.

                (c)     Board: The Board of Directors of the Company.

                (d)     Cause: The occurrence of any of the following events:

                        (i) any act or acts of a Participant constituting a felony (or its equivalent) under the laws of the United States, any state thereof or any foreign jurisdiction;

                        (ii) any material breach by a Participant of any employment agreement with the Company or any Subsidiary or the policies of the Company or any Subsidiary or the willful and persistent failure or refusal of a Participant (after written notice to such Participant) to perform his or her duties of employment or comply with any lawful directives of the Board or the board of directors of any Subsidiary that employ the Participant;

                        (iii) a course of conduct amounting to gross, willful misconduct or dishonesty; or

                        (iv) any misappropriation of material property of the Company or any Subsidiary by a Participant or any misappropriation of a corporate or business opportunity of the Company or any Subsidiary by a Participant.


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                (e)     Change in Control: The occurrence of any of the
                        following events;

                        (i) the Company merges with or into, or consolidates with, another corporation, person or entity;

                        (ii) the Company sells, exchanges or otherwise disposes of all or substantially all of the assets of the Company;

                        (iii) 50% or more of the Company's then-outstanding shares of voting stock is acquired by another corporation, person or entity;

                        (iv) the Company liquidates or dissolves, or

                        (v) the Company recapitalizes or enters into any similar transaction, and as a result of which the Shares either
                        (A) are no longer equity voting securities of the Company or (B) are no longer listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a national securities association.

                (f) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

                (g)     Committee: The Compensation Committee of the Board.

                (h) Company: R. P. Scherer Corporation, a Delaware corporation.

                (i) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as a Committee, in its sole discretion, may require.

                (j) Effective Date: The date on which the stockholders of the Company approve the Plan.

                (k) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no

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                        Composite Tape exists for such national securities
                        exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately proceeding date on which sales of the Shares have been so reported or quoted shall be used.

                (l) Good Reason: The occurrence of any of the following events:

                        (i) any material reduction by the Company of a Participant's duties responsibilities or titles;

                        (ii) any involuntary removal of a Participant from any position previously held (except in connection with a promotion or a termination for Cause, death or disability, or the voluntary termination by the Participant other than for Good Reason);or

                        (iii) such other reasons (including non-employment related reasons) as may be approved by the Committee, in its sole discretion, from time to time.

                (m) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

                (n) LSAR: A limited stock appreciation right granted pursuant to Section 7 of the Plan.

                (o) Option: A stock option granted pursuant to Section 6 of the Plan.

                (p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

                (q) Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

                (r)     Plan: The R.P. Scherer Corporation 1997 Stock Option
                        Plan.


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                (s)     Retirement: A Participant's termination for employment
                        with the Company or any Subsidiary at or over the age of 55 (or at any earlier date approved by the Committee).

                (t) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

                (u) Subsidiary: A subsidiary corporation of the Corporation, as defined in Section 424(f) of the Code (or any successor section thereto).


3.      SHARES SUBJECT TO THE PLAN

               The total number of Shares that may be issued under the Plan is 5% of the aggregate number of Shares outstanding as of the date of the Plan is adopted by the Board. The maximum number of Shares for which Awards may be granted during a calendar year to any Participant shall be 100,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares of the payment of cash upon the exercise of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4.      ADMINISTRATION

               The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each (a) "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and (b) "outside directors" within the meaning of Section 162 (m) of the Code (or any successor section thereto). The Committee shall have the authority to select the Participants to be granted Awards under the Plan, to determine the size and terms of an Award and to determine the time when grants of Awards will be made. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Any decision of the Committee shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

5.      ELIGIBILITY

               The Committee may, in its sole discretion, designate those person(s) who shall be Participant(s) in the Plan. Participants shall be selected from among the employees and directors of the Company and any of its Subsidiaries who are in the position to have an impact on the results of the operations of the Company or one or more of its Subsidiaries; provided that ISOs may only be granted to employees of the Company or its Subsidiaries.


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6.      TERMS AND CONDITIONS OF OPTIONS

               Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Option agreements. The Committee may, in its sole discretion, set forth terms in an Option agreement relating to a Participant's termination from employment due to Retirement, Cause or Good Reason. Options granted under the Plan shall be subject to the following terms and conditions:

               (a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

               (b) Exercisability of Options. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

               (c) Method of Exercise. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchase and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, (iv) through the withholding of Shares (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate Option Price or (v) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares have been issued to the Participant. A Participant may, if and to the extent permitted by the Committee, elect to defer payment of an Award.

               (d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at lease 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day


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preceding the fifth anniversary of the date on which the ISO is granted. Any
Participant who disposes of Shares acquired upon the exercise of an ISO either
(i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and the amount realized upon such disposition.

               (e) Deferral. The Committee may develop procedures for a Participant to defer receipt of Shares otherwise subject to Options granted hereunder.

7.      TERMS AND CONDITIONS OF LSARS

               LSARs granted under the Plan shall be exercisable upon the occurrence of specified contingent events, and such LSARs may be exercised by a Participant whether or not such Participant is employed by the Company at the time of exercise. Unless otherwise specified by the Committee, each LSAR shall entitle a Participant to receive, upon exercise, an amount in cash equal to the excess of (a) a price per Share determined in connection with specified contingent events, both as specified in the LSAR grant document, over (b) the exercise price of such LSAR (which shall be no less than the Fair Market Value of one Share on the date of grant of such LSAR).


8.      TAX WITHHOLDING

               The Committee shall have the right to require payment of any federal, state, local or foreign income or other taxes required to be withheld with respect to the exercise of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes.

9.      AMENDMENTS OR TERMINATION

               The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which (a) without the approval of the stockholders of the Company, would (except as is provided in Section 13 of the Plan), (i) increase the total number of Share reserved for the purposes of the Plan, (ii) change in the maximum number of Shares for which Awards may be granted to any Participant, (iii) materially increase the benefits accruing to Participants under the Plan or (iv) materially modify the eligibility requirements for participation in the Plan, or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable (United States or foreign) laws.



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10.     NO RIGHT TO EMPLOYMENT

               The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant or to make any additional Awards to the Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant.

11.     SUCCESSORS AND ASSIGNS

               The Plan shall be binding on all successors and assigns of the Company any a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12.     NONTRANSFERABILITY OF AWARDS

               Unless otherwise so provided by the Committee, an Award shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

13.     ADJUSTMENTS UPON CERTAIN EVENTS

               Notwithstanding any provision in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

               (a) Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price and/or (iii) any other affected terms of such Awards.

               (b) Change in Control. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will


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substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

14.     CHOICE OF LAW

               The Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the choice of law provisions thereof.

15.     TERM OF THE PLAN

               The Plan shall be effective as of the Effective Date. No Award may be granted under the Plan after the tenth anniversary of the date of the Plan is adopted by the Board, but Awards theretofore granted may extend beyond that date.